09-XX
For further information:
John F. Walsh
Vice President - Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION ANNOUNCES 3Q RESULTS;
REAFFIRMS 2009 GUIDANCE

•           Third Quarter Adjusted EPS of $.34; Reported EPS of $.36
•           Additional Hedges Acquired for 2010 and 2011 Portfolio

HOUSTON, November 5, 2009 – Southern Union Company (NYSE: SUG) today reported net earnings available for common stockholders for the quarter ended September 30, 2009 of $44.7 million ($.36 per share), compared with $42.5 million ($.34 per share) in the prior year.

Adjusted net earnings available for common stockholders for the current quarter were $42.7 million ($.34 per share), compared with $36.0 million ($.29 per share) in the prior year.  Adjusted net earnings for the current quarter exclude a $9.4 million ($.08 per share) mark-to-market unrealized gain on open economic hedges of processing spreads and a $2.4 million ($.02 per share) reduction of the provision for repair and abandonment costs recorded as a result of damage to the company’s Sea Robin pipeline system caused by Hurricane Ike.  Adjusted net earnings for the current quarter include a $9.8 million ($.08 per share) mark-to-market gain on economic hedges that was recognized in 2008 but excluded from 2008’s adjusted earnings.  The prior year’s adjusted net earnings available for common stockholders exclude an $8.5 million ($.07 per share) mark-to-market unrealized gain on open economic hedges of processing spreads and a $2.0 million ($.02 per share) charge related to the partial repurchase of the company’s preferred stock.  Adjusted items are shown on an after-tax basis.  A reconciliation of net earnings to adjusted net earnings for the quarter is set forth in the following table.

Select Non-GAAP Financial Information	Three months ended Sept. 30,
($000s, except per share amounts)	2009	2008
Net earnings available for common stockholders	$44,748	$42,476
After-tax adjustments:
MTM (gain) loss on open economic hedges	$(9,481)	$(8,518)
MTM gain recorded in prior accounting period	$9,765	$-
Reduction in provision for repair and abandonment costs	$(2,372)	$-
Loss on extinguishment of preferred stock	$-	$2,036
Adjusted net earnings available for common stockholders	$42,660	$35,994
Reported net earnings per share available for common stockholders	$0.36	$0.34
Adjusted net earnings per share available for common stockholders	$0.34	$0.29

On July 17, 2009, Southern Union Gas Services, the company’s gathering and processing subsidiary, experienced a fire at its Keystone processing plant.  As a result of the fire, the company experienced reduced throughput volumes that negatively impacted gross margin for the three and nine months ended September 30, 2009 by approximately $4.6 million ($.02 per share).  During the same periods, the company recorded a $4.5 million ($.02 per share) charge to write-off equipment damaged by the fire.  The company expects the Keystone plant to be running at or near its pre-fire capacity by year end.

For the nine month period ended September 30, 2009, the company reported net earnings available for common stockholders of $119.9 million ($.97 per share), compared with $158.5 million ($1.28 per share) in the prior year.

Adjusted net earnings available for common stockholders for the nine months ended September 30, 2009 were $159.5 million ($1.28 per share), compared with $165.9 million ($1.34 per share) in the prior year.  Adjusted net earnings for the current nine month period exclude a $3.8 million ($.03 per share) mark-to-market unrealized loss on open economic hedges of processing spreads and a $7.7 million ($.06 per share) charge to increase the provision for repair and abandonment costs as a result of damage to the company’s Sea Robin pipeline system caused by Hurricane Ike.  Adjusted net earnings for the current nine month period also include a $28.1 million ($.22 per share) mark-to-market gain on economic hedges that was recognized in 2008 but excluded from 2008’s adjusted earnings.  The prior year’s adjusted net earnings available for common stockholders exclude a $3.3 million ($.03 per share) mark-to-market unrealized loss on open economic hedges of processing spreads and a $4.0 million ($.03 per share) charge related to the partial repurchase of the company’s preferred stock.  Adjusted items are shown on an after-tax basis.  A reconciliation of net earnings to adjusted net earnings for the nine months ended September 30, 2009 and 2008 is set forth in the following table.

Select Non-GAAP Financial Information	Nine months ended Sept. 30,
($000s, except per share amounts)	2009	2008
Net earnings available for common stockholders	$119,944	$158,522
After-tax adjustments:
MTM (gain) loss on open economic hedges	$3,754	$3,340
MTM gain recorded in prior accounting period	$28,085	$-
Increase to provision for repair and abandonment costs	$7,720	$-
Loss on extinguishment of preferred stock	$-	$4,031
Adjusted net earnings available for common stockholders	$159,503	$165,893
Reported net earnings per share available for common stockholders	$0.97	$1.28
Adjusted net earnings per share available for common stockholders	$1.28	$1.34

For the three months ended September 30, 2009, net operating revenues, calculated as revenue less cost of gas and other energy and revenue-related taxes, decreased $20.7 million to $269.9 million from $290.6 million in the prior year.  Adjusted net operating revenue, which removes the impact of mark-to-market accounting treatment, decreased $6.5 million during the quarter to $270.3 million.  The decrease was primarily related to lower realized commodity prices at the company’s gathering and processing segment.  A reconciliation of operating revenue to net operating revenue and adjusted net operating revenue is available at the end of this press release.

For the three months ended September 30, 2009, Southern Union reported adjusted EBIT of $113.5 million, compared with adjusted EBIT of $105.9 million in the prior period.  The $7.6 million increase was primarily due to increases of $5.2 million in the corporate and other segment, $3.8 million in the transportation and storage segment, and $3.6 million in the distribution segment, offset by a $5.0 million decrease in the gathering and processing segment.    A reconciliation of EBIT to adjusted EBIT and EBIT to net earnings is available at the end of this press release.

The company uses adjusted net earnings, adjusted net operating revenues, and earnings before interest and taxes (“EBIT”), or adjusted EBIT, as appropriate, as its primary measures of evaluating financial performance.  The company also believes these measures present its financial performance in a manner that is more consistent with the presentation used by the investment community in its evaluation of the company’s financial performance.  Adjusted net earnings, adjusted net operating revenues, EBIT and adjusted EBIT are non-GAAP measures and should be used in conjunction with net earnings and other financial measures such as operating income or net cash flows provided by operating activities.

Management’s Perspective

Commenting on the quarter, George L. Lindemann, chairman and CEO, said, “I am pleased that earnings and cash flows remained strong across our business segments.  We continue to diligently work through the commissioning process for Trunkline LNG’s Infrastructure Enhancement Project.  Once in service, this project will further enhance our stable, low-risk business profile.  We are also happy to reaffirm our 2009 adjusted earnings per share guidance.”

Vice chairman, president and COO Eric D. Herschmann added, “We have been actively managing our hedging program over the last several months and are pleased to say that we have added additional positions to our portfolio for 2010 and 2011.  For 2010, we have 40,000 MMBtu per day of natural gas liquids equivalents hedged at $10.44.  We also have 5,000 MMBtu per day of natural gas hedged at $5.33.  For 2011, we have hedged 10,000 MMBtu per day of natural gas liquids equivalents at $11.19.  We also have 10,000 MMBtu per day of natural gas hedged at $6.14.”

Key Factors Impacting Third Quarter 2009 Performance Relative to Prior Year

• Southern Union’s transportation and storage segment posted adjusted EBIT of $97.3 million, compared with $93.5 million in the prior year.  The $3.8 million increase was primarily attributable to a $3.3 million increase in EBIT at Panhandle Energy, which includes Panhandle Eastern Pipe Line Company, LP and its subsidiaries, and a $500,000 increase in equity earnings from the company’s unconsolidated investment in Citrus Corp., parent of Florida Gas Transmission Company, LLC.  Panhandle Energy saw higher operating revenues of $2.7 million, lower adjusted operating expenses of $3.6 million, excluding a $3.8 million reduction in 2009 related to revised lower estimates for repair and abandonment costs associated with damage caused by Hurricane Ike, and higher depreciation and amortization expense of $2.2 million.  The increase in operating revenues was largely due to a $1.7 million increase in transportation and storage revenue, primarily a result of higher average rates realized on Panhandle Eastern Pipe Line, and a $1.8 million increase in LNG terminalling revenue.   Adjusted operating expenses were $3.6 million lower due to the $9.5 million charge in the third quarter of 2008 for Hurricanes Gustav and Ike.  Excluding that charge, operating expenses in 2009 were $5.9 million higher than 2008, primarily due to an increase in environmental reserves, and higher outside services costs for pipeline integrity testing and legal services.

• The gathering and processing segment reported adjusted EBIT of $8.2 million, compared with $13.2 million in the prior year.  Adjusted EBIT for the quarter excludes $15.1 million of mark-to-market unrealized gains on open economic hedges of processing spreads and includes $15.6 million of mark-to-market gains recognized in a prior accounting period, but excluded from the prior period’s adjusted earnings.  Gross margin decreased by $10.8 million, after accounting for the mark-to-market adjustments, primarily due to lower realized natural gas and natural gas liquids prices and the impact of a fire at the Keystone processing plant on July 17, 2009, resulting in a production outage through August 1, 2009 and reduced throughput volumes throughout the quarter.  The company expects to experience reduced production flow through the fourth quarter of 2009 as a result of the fire.  Operating expenses decreased by $4.8 million, primarily due to: a $2.7 million bad debt reserve recorded in the prior period; a $1.8 million decrease in maintenance and contract service costs as a result of the company’s 2009 cost reduction initiative; a $1.4 million provision for litigation expense recorded in the prior period; a $1 million decrease in chemical and lubricant costs; offset partially by a $4.5 million write-off of property and equipment damaged by fire at the Keystone processing plant in July.  Depreciation expense increased by $1.0 million during the period due to an increase in property, plant and equipment while equity earnings from the company’s investment in Grey Ranch increased by $2.3 million.

• Southern Union’s distribution segment reported EBIT of $5.1 million for the quarter, compared with $1.5 million in the prior year.  The increase was primarily due to a $1.7 million increase in net operating revenues, largely attributable to the $3.7 million annual rate increase at New England Gas Company, coupled with a $2.2 million decrease in bad debt expense as a result of improved collectability on aged accounts.

• EBIT for the company’s corporate and other segment increased by $5.2 million compared to the prior year.  The increase was primarily due to higher legal fees of $3.7 million in the prior year and the collection of a $1.8 million litigation settlement in the current period.

2009 Earnings Guidance

Southern Union reaffirms its 2009 net earnings of $1.45 to $1.60 per share (GAAP basis) and adjusted net earnings of $1.75 to $1.90 per share.  Adjusted net earnings attribute the impact of previously-accrued mark-to-market unrealized gains on economic hedges of 2009 processing spreads to 2009 adjusted net earnings and exclude the mark-to-market impact of open economic hedges of processing spreads.  Adjusted net earnings also exclude the increase to the provision for repair and abandonment costs as a result of damage to the company’s Sea Robin pipeline system caused by Hurricane Ike.

Quarterly Report on Form 10-Q

Southern Union will provide additional information about its third quarter 2009 results in its quarterly report on Form 10-Q expected to be filed today with the Securities and Exchange Commission.  Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 9:00 a.m. Eastern time to discuss results, recent events and outlook.  To access the call, dial 866-510-0704 (international callers dial 617-597-5362) and enter the passcode 19818740.  A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 34044559.  The webcast may be accessed online through the Investor’s section of the company’s web site at www.sug.com.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements.  Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth unaudited financial information for the company for the three and nine months ended September 30, 2009 and 2008.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In thousands of dollars, except per share amounts)

Operating revenues	$438,451	$657,283	$1,575,339	$2,343,036

Operating expenses:
Cost of gas and other energy	165,029	361,970	737,008	1,431,171
Operating, maintenance and general	113,270	131,076	358,486	356,265
Depreciation and amortization	53,486	50,049	159,316	147,993
Revenue-related taxes	3,560	4,736	25,582	29,660
Taxes, other than on income and revenues	12,931	12,172	40,411	36,835
Total operating expenses	348,276	560,003	1,320,803	2,001,924

Operating income	90,175	97,280	254,536	341,112

Other income (expenses):
Interest expense	(50,234)	(53,232)	(146,969)	(154,536)
Earnings from unconsolidated investments	24,421	21,624	63,688	59,451
Other, net	2,277	769	8,371	1,827
Total other income (expenses), net	(23,536)	(30,839)	(74,910)	(93,258)

Earnings before income taxes	66,639	66,441	179,626	247,854

Federal and state income tax expense	19,720	19,665	53,170	75,260

Net earnings	46,919	46,776	126,456	172,594

Preferred stock dividends	(2,171)	(2,264)	(6,512)	(10,041)

Loss on extinguishment of preferred stock	-	(2,036)	-	(4,031)

Net earnings available for common stockholders	$44,748	$42,476	$119,944	$158,522

Net earnings available for common stockholders per share:
Basic	$0.36	$0.34	$0.97	$1.29
Diluted	$0.36	$0.34	$0.97	$1.28

Dividends declared on common stock per share	$0.15	$0.15	$0.45	$0.45

Weighted average shares outstanding:
Basic	124,057	123,975	124,050	123,264
Diluted	124,568	124,205	124,273	123,523

Select Financial Information Continued

The following table sets forth certain selected financial information for the company for the periods presented.

	September 30,	December 31,
	2009	2008
	(In thousands of dollars)
Total assets	$7,804,799	$ 7,997,907

Long Term Debt	$3,419,870	$ 3,257,434
Short term debt and notes payable	220,500	462,082
Preferred stock	115,000	115,000
Common equity	2,306,944	2,252,952
Total capitalization	$6,062,314	$ 6,087,468

	Nine months ended September 30,
	2009	2008
Cash flow information:	(In thousands of dollars)
Cash flow provided by operating activities	$ 464,413	$ 373,442
Changes in working capital	117,760	(26,025)
Net cash flow provided by operating activities
before changes in working capital	346,653	399,467
Net cash flow used in investing activities	(319,422)	(465,540)
Net cash flow provided by financing activities	(142,272)	89,468
Change in cash and cash equivalents	$2,719	$ (2,630)

Select Non-GAAP Financial Information

The following table sets forth certain selected financial information for the company’s segments for the periods presented.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
Segment Data	2009	2008	2009	2008
	(In thousands of dollars)
Revenues from external customers:
Transportation and Storage	$176,093	$173,400	$541,003	$528,784
Gathering and Processing	189,557	392,328	532,946	1,248,313
Distribution	71,393	89,892	497,949	561,449
Total segment operating revenues	437,043	655,620	1,571,898	2,338,546
Corporate and other	1,408	1,663	3,441	4,490
Total consolidated revenues from external customers	$438,451	$657,283	$1,575,339	$2,343,036

Depreciation and amortization:
Transportation and Storage	$28,338	$26,133	$84,684	$76,885
Gathering and Processing	16,733	15,721	49,689	46,537
Distribution	7,880	7,615	23,359	22,909
Total segment depreciation and amortization	52,951	49,469	157,732	146,331
Corporate and other	535	580	1,584	1,662
Total depreciation and amortization expense	$53,486	$50,049	$159,316	$147,993

EBIT:
Transportation and Storage segment	$101,120	$93,501	$292,264	$306,127
Gathering and Processing segment	7,734	26,951	(5,222)	67,641
Distribution segment	5,103	1,494	36,450	30,904
Corporate and other	2,916	(2,273)	3,103	(2,282)
Total EBIT	116,873	119,673	326,595	402,390
Interest expense	50,234	53,232	146,969	154,536
Earnings before income taxes	66,639	66,441	179,626	247,854
Federal and state income tax expense	19,720	19,665	53,170	75,260
Net earnings	46,919	46,776	126,456	172,594
Preferred stock dividends	2,171	2,264	6,512	10,041
Loss on extinguishment of preferred stock	-	2,036	-	4,031
Net earnings available for common stockholders	$44,748	$42,476	$119,944	$158,522

The Company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT).  EBIT allows management and investors to more effectively evaluate the performance of all of the Company’s consolidated subsidiaries and unconsolidated investments.  The Company defines EBIT as net earnings available for common shareholders, adjusted for: (i) items that do not impact earnings, such as extraordinary items, discontinued operations and the impact of changes in accounting principles; (ii) income taxes; (iii) interest; (iv) dividends on preferred stock; and (v) loss on extinguishment of preferred stock.

Select Non-GAAP Financial Information

The following tables set forth a reconciliation of EBIT to adjusted EBIT (a non-GAAP measure) for the company and select business segments for the three months ended September 30, 2009 and 2008.

	Three months ended Sept. 30,
	2009	2008
	(In thousands of dollars)
Southern Union Company:
Reported EBIT	$116,873	$119,673
Adjustments:
Mark-to-market (gains) on open economic hedges	(15,132)	(13,739)
Mark-to-market gains recognized in prior periods	15,585	-
Decrease to provision for repair and abandonment costs	(3,785)	-
Adjusted EBIT	$113,541	$105,934

Gathering & processing segment:
Reported EBIT	$7,734	$26,951
Adjustments:
Mark-to-market (gains) on open economic hedges	(15,132)	(13,739)
Mark-to-market gains recognized in prior periods	15,585	-
Adjusted EBIT	$8,187	$13,212

Transportation & storage segment:
Reported EBIT	$101,120	$93,501
Adjustments:
Decrease to provision for repair and abandonment costs	(3,785)	-
Adjusted EBIT	$97,335	$93,501

Select Non-GAAP Financial Information

The following tables set forth a reconciliation of operating revenues to net operating revenues and adjusted net operating revenues for the company for the three months ended September 30, 2009 and 2008.

	Three Months Ended Sept. 30,
	2009	2008
	(In thousands of dollars)
Operating revenues	$438,451	$657,283
Cost of gas and other energy	(165,029)	(361,970)
Revenue-related taxes	(3,560)	(4,736)
Net operating revenues	269,862	290,577
Adjustments:
Mark-to-market (gains) on open economic hedges	(15,132)	(13,739)
Mark-to-market gains recognized in prior periods	15,585	-
Adjusted net operating revenues	$270,315	$276,838

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